                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
           of the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             CKE RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

--------------------------------------------------------------------------------
     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                             CKE RESTAURANTS, INC.
                           401 WEST CARL KARCHER WAY
                           ANAHEIM, CALIFORNIA 92801

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

TIME                 10:00 a.m. on Tuesday, June 12, 2001
PLACE                Hyatt Regency St. Louis
                     One St. Louis Union Station
                     St. Louis, Missouri 63103
ITEMS OF BUSINESS    (1) To elect three (3) members of the Board of Directors for new three-year terms.
                     (2) To transact such other business as may properly come
                     before the Meeting and any adjournment or postponement.
RECORD DATE          You can vote if you are a stockholder of record on April 20,
                     2001.
ANNUAL REPORT        Our fiscal 2001 Annual Report, which is not a part of the
                     proxy soliciting material, is enclosed.
PROXY VOTING         It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:
                     (1) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy
                         card;
                     (2) VISIT THE WEB SITE noted on your proxy card to vote on the Internet; or
                     (3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be
                         revoked at any time prior to its exercise at the
                         Meeting.

                                          By Order of the Board of Directors,

                                          /S/ ANDREW F. PUZDER

                                             Andrew F. Puzder,
                                          Chief Executive Officer

Anaheim, California
May 14, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY STATEMENT.............................................    1
  Solicitation of Proxies...................................    1
  Annual Meeting Admission..................................    1
  Stockholders Entitled to Vote.............................    1
  Revocation of Proxies.....................................    1
HOW TO VOTE.................................................    2
  Vote by Telephone.........................................    2
  Vote on the Internet......................................    2
  Vote by Mail..............................................    2
  Voting at the Annual Meeting..............................    2
  Voting on Other Matters...................................    2
  Required Vote.............................................    2
     Election of Directors..................................    2
  Electronic Delivery of Proxy Materials and Annual
     Report.................................................    3
     Stockholders of Record.................................
     Beneficial Stockholders................................
  Cost of Proxy Solicitation................................    3
PROPOSAL 1 -- ELECTION OF DIRECTORS.........................    3
  Nominees for Election to New Three-Year Terms Expiring in
     2004...................................................    4
  Directors Continuing in Office Until 2002.................    5
  Directors Continuing in Office Until 2003.................    5
  Named Executive Officers Who Are Not Directors............    6
OWNERSHIP OF THE COMPANY SECURITIES.........................    7
  Principle Stockholders....................................    7
  Security Ownership of Officers and Directors..............    7
  Section 16(a) Beneficial Ownership Reporting Compliance...    8
GOVERNANCE OF THE COMPANY...................................    9
  Corporate Governance Principles...........................    9
  Meetings of the Board of Directors........................    9
  Committees of the Board of Directors......................    9
     Executive Committee....................................    9
     Independent Committee..................................    9
     Audit Committee........................................    9
     Compensation Committee.................................    9
     Franchise Committee....................................   10
     Nominating Committee...................................   10
  Fiscal 2001 Committee Membership & Meetings...............   10
AUDIT COMMITTEE & INDEPENDENT AUDITORS......................   10
  Audit Committee Report....................................   10
  Audit Fees................................................   11
  Financial Information Systems Design and Implementation
     Fees...................................................   11
  All Other Fees............................................   11
  Auditor Independence......................................   11

                                                              PAGE
                                                              ----
DIRECTOR AND EXECUTIVE COMPENSATION.........................   12
  Compensation of Non-Employee Directors....................   12
  Fiscal 2001 Cash Retainer and Meeting Fees................   12
  Executive Compensation....................................   12
     Summary of Cash and Certain Other Compensation.........   12
     Stock Option Grants....................................   13
     Option Exercises and Fiscal Year-End Values............   14
  Employment Agreements.....................................   14
  Compensation Committee Interlocks and Insider
     Participation..........................................   17
  Compensation Committee Report on Executive Compensation...   18
     Compensation Policies Toward Executive Officers........   18
     Relationship of Performance to Compensation............   18
     Chief Executive Officer Compensation...................   19
     Corporate Deduction for Compensation...................   19
STOCK PERFORMANCE GRAPH.....................................   20
TRANSACTIONS WITH OFFICERS AND DIRECTORS....................   21
OTHER BUSINESS..............................................   25
FUTURE STOCKHOLDER PROPOSALS................................   25
APPENDIX A --
  Audit Committee Charter of the CKE Restaurants, Inc. Board
     of Directors...........................................  A-1
PROXY CARD..................................................

                             CKE RESTAURANTS, INC.
                           401 WEST CARL KARCHER WAY
                           ANAHEIM, CALIFORNIA 92801
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 2001
                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CKE Restaurants, Inc., a Delaware corporation ("CKE" or the "Company," "we," or "us"), for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency St. Louis, One St. Louis Union Station, St. Louis, Missouri on Tuesday, June 12, 2001 at 10:00 a.m. (CST) (the "Annual Meeting" or "Meeting"), and at any postponements or adjournments thereof. Stockholders will be admitted beginning at 9:30 a.m.

     This Proxy Statement, form of proxy and voting instructions are being mailed starting May 14, 2001.

SOLICITATION OF PROXIES

     At the Annual Meeting, the stockholders of CKE will be asked (1) to vote upon the election of three directors, each for a term of three years, and (2) to act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     CKE's Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of CKE Common Stock represented by any properly executed proxy that is not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the Proxy Card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting. A stockholder giving a proxy may revoke their proxy as indicated below.

ANNUAL MEETING ADMISSION

     If you plan to attend the Annual Meeting, you may still vote your proxy prior to the meeting. If you are a stockholder of record, please bring a photo ID to the Meeting. If you own stock through a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent brokerage statement or letter from broker are examples of proof of ownership.

STOCKHOLDERS ENTITLED TO VOTE

     Holders of CKE common stock at the close of business on APRIL 20, 2001, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 50,501,421 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

REVOCATION OF PROXIES

     Proxies may be revoked at any time before they are exercised by:

     - written notice to the Secretary of the Company;

     - timely delivery of a valid, later-dated proxy; or

     - voting by ballot at the Annual Meeting.

     However, attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

                                  HOW TO VOTE

     Your vote is important. Stockholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

VOTE BY TELEPHONE

     You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on June 11, 2001. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. IF YOU VOTE BY TELEPHONE YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

VOTE ON THE INTERNET

     You also can choose to vote on the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on June 11, 2001. As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote on the Internet, you also can request electronic delivery of future proxy materials. IF YOU VOTE ON THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

VOTE BY MAIL

     In order to be effective, completed proxy cards must be received by 8:30 a.m. (EDT) on Tuesday, June 12, 2001. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to the following address: CKE Restaurants, Inc., c/o Mellon Investor Services, Midtown Station, PO Box 826, New York, NY 10138-0727.

VOTING AT THE ANNUAL MEETING

     The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

VOTING ON OTHER MATTERS

     If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

REQUIRED VOTE

     The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (whether present in person or represented by proxy) is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. On all matters to come before the Meeting, each holder of Common Stock will be entitled to one vote per share, except that voting for directors may be cumulative.

     ELECTION OF DIRECTORS. A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" or "against" affect the outcome. Abstentions are not counted for purposes of the election of Directors. In the election of directors, holders of Common Stock are entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

     The notice of Annual Meeting and Proxy Statement and the 2001 Annual Report are available at the "Financials" link located at CKE home page, www.ckr.com. Instead of receiving paper copies of future Annual Reports and Proxy Statements, stockholders can elect to receive these documents digitally. We provide a proxy card and a link to these documents on the Internet and/or at our home page. Opting to receive your proxy materials online saves us the cost of producing and mailing bulky documents to your home or business, and gives you an automatic link to the proxy voting site.

COST OF PROXY SOLICITATION

     The cost of solicitation of proxies on the enclosed proxy card will be paid by CKE. In addition, following the mailing of this Proxy Statement, directors, officers and regular employees of CKE may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of CKE Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by CKE for their charges and expenses in connection therewith. In addition, CKE may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so, at an estimated cost of $5,000 plus out-of-pocket expenses.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of CKE is divided into three classes, each of which consists of three directors. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The class of directors whose term expires as of the date of the Meeting consists of Byron Allumbaugh, Carl L. Karcher and Frank P. Willey.

     The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying Proxy Card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board's nominees as possible. The three nominees are presently directors and have indicated their willingness to continue to serve as directors, if elected. The persons named in the proxy will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the Meeting. To the knowledge of CKE, all nominees are and will be able to serve.

     The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2004 at the Annual Meeting:

                               BYRON ALLUMBAUGH,
                              CARL L. KARCHER AND
                                FRANK P. WILLEY

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

     The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

                            NOMINEES FOR ELECTION TO
                     NEW THREE-YEAR TERMS EXPIRING IN 2004

       NAME AND AGE AS OF THE
    JUNE 12, 2001 ANNUAL MEETING              POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
    ----------------------------              ---------------------------------------------------------------------
Byron Allumbaugh.....................  69     Mr. Allumbaugh has served as a director since 1996. Mr. Allumbaugh retired as Chairman of the Board of Ralphs Grocery Company on January
                                              31, 1997, where he held numerous management positions from 1958, serving as Chairman of the Board and Chief Executive Officer from
                                              1976 to 1995, and Chairman of the Board from 1995 until his retirement. Currently a self-employed business consultant, Mr.
                                              Allumbaugh is also a member of the Boards of Directors of El Paso
                                              Energy Company and Ultramar Diamond Shamrock Incorporated.
Carl L. Karcher......................  52     Mr. Karcher has served as a director since 1992. Mr. Karcher is the
                                              President of CLK, Inc., a Carl's Jr. franchisee, and a principal in
                                              Carl's Jr. franchisees CLK New Star, L.P., Border Star de Mexico, S.
                                              de R.L. de C.V. and KWK Foods, LLC. Mr. Karcher has been a Carl's Jr.
                                              franchisee since May 1985. For more than 17 years prior to that time,
                                              Mr. Karcher was employed by CKE in several capacities, including Vice
                                              President, Manufacturing and Distribution. Carl L. Karcher is Carl N.
                                              Karcher's son.
Frank P. Willey......................  47     Mr. Willey has served as a director since 1994. Mr. Willey became
                                              Vice Chairman of Fidelity National Financial, Inc. ("FNF") in March
                                              2000. Mr. Willey has been a director and executive officer of FNF since February 1984. Mr. Willey previously served as General Counsel of FNF from 1984 to January 1995 as well as its President from 1995 until March 2000. Mr. Willey also serves on the Boards of Directors of Ugly Duckling Holdings, Inc. and Santa Barbara Restaurant Group,
                                              Inc.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2002

       NAME AND AGE AS OF THE
    JUNE 12, 2001 ANNUAL MEETING              POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
    ----------------------------              ---------------------------------------------------------------------
Peter Churm..........................  75     Mr. Churm has served as a director since 1979. Mr. Churm was Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than 16 years. From February
                                              1992 until November, 1999, Mr. Churm served as Furon's Chairman
                                              Emeritus as well as a member of its Board of Directors. Mr. Churm is also a member of the Board of Directors of Diedrichs Coffee, Inc.
Daniel D. (Ron) Lane.................  66     Mr. Lane has served as a director since 1993. Mr. Lane became Vice
                                              Chairman of the Board of CKE in October 1994. Since February 1983, he
                                              has been a principal, Chairman and Chief Executive Officer of
                                              Lane/Kuhn Pacific, Inc. Mr. Lane is a director of FNF.
C. Thomas Thompson...................  51     Mr. Thompson has served as a director since 2000. Mr. Thompson was
                                              Chief Executive Officer of CKE from March 2000 through September
                                              2000. From October 1994 through March 2000, Mr. Thompson served as
                                              President and Chief Operating Officer of CKE. Mr. Thompson is a
                                              principal in two Carl's Jr. franchisees, TWM Industries, L.P. and The
                                              Chowchilla Connection, LLC. Mr. Thompson has been a Carl's Jr.
                                              franchisee since December 1984. Mr. Thompson is also a director of
                                              SBRG.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2003

       NAME AND AGE AS OF THE
    JUNE 12, 2001 ANNUAL MEETING              POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
    ----------------------------              ---------------------------------------------------------------------
William P. Foley, II.................  56     Mr. Foley has served as a director since 1993. Mr. Foley became
                                              Chairman of the CKE Board of Directors in March 1994 and served as
                                              CKE's Chief Executive Officer from October 1994 until March 2000.
                                              Since 1981, Mr. Foley has been Chairman of the Board of Directors,
                                              President (until January 1995) and Chief Executive Officer of FNF.
                                              Mr. Foley also serves as Chairman of the Boards of SBRG and Checkers and Co-Chairman of Micro General Corporation and as a member of the
                                              Boards of Directors of American National Financial, Inc. ("ANFI") and
                                              Miravant Medical Technologies, Inc.
Carl N. Karcher......................  84     Mr. Karcher, the Company's founder, purchased his first hot dog stand on July 17, 1941 and has been developing the Carl's Jr. concept since that time. He first became a director of CKE in 1966 and has served as Chairman Emeritus since January 1994. He was Chairman of the Board of CKE until October 1993 and Chief Executive Officer until December
                                              1992. Prior to 1980, he served as President of CKE. Carl N. Karcher is Carl L. Karcher's father.
Daniel E. Ponder, Jr. ...............  46     Mr. Ponder was elected to the Board of Directors in April 2001. He is currently the Chairman and President of Ponder Enterprises, Inc., a
                                              franchisee of Hardee's restaurants. Mr. Ponder served in the Georgia legislature until January of 2001. He has been a Hardee's franchisee for over 15 years.

                 NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

       NAME AND AGE AS OF THE
    JUNE 12, 2001 ANNUAL MEETING              POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
    ----------------------------              ---------------------------------------------------------------------
Andrew F. Puzder.....................   50    Mr. Puzder became Chief Executive Officer and President of CKE
                                              Restaurants, Inc. in September 2000. Mr. Puzder became Chief
                                              Executive Officer and President of Hardee's Food Systems, Inc. in
                                              June 2000 and continues to serve in that capacity. From February 1997 to June 2000, he served as Executive Vice President, General Counsel and Secretary of the CKE Restaurants, Inc. Mr. Puzder was also Chief
                                              Executive Officer of SBRG serving from July 1997 to November 2000.
                                              Mr. Puzder also was an Executive Vice President of FNF from January
                                              1995 to June 2000. Mr. Puzder was a partner in the Costa Mesa,
                                              California, law firm of Lewis, D'Amato, Brisbois & Bisgaard from
                                              September 1991 to March 1994 and a stockholder in the Newport Beach,
                                              California, law firm of Stradling, Yocca, Carlson & Rauth from March
                                              1994 until joining FNF in 1995. Mr. Puzder is a member of the Board of Directors of SBRG, and Aspeon, Inc. (formerly Javelin Systems,
                                              Inc.)
E. Michael Murphy....................   49    Mr. Murphy became Executive Vice President, General Counsel and
                                              Secretary of CKE in February 2001. Since September 1998, he served as
                                              Senior Vice President of the Company, and Senior Vice President,
                                              General Counsel of Hardee's Food Systems, Inc. For the prior 10 years, Mr. Murphy was a partner of The Stolar Partnership in St.
                                              Louis, Missouri.
Carl A. Strunk.......................   63    Mr. Strunk is Executive Vice President, Finance. From 1997 to April
                                              2001, Mr. Strunk also served as Chief Financial Officer.
                                              Additionally, Mr. Strunk is Executive Vice President and Chief
                                              Financial Officer of ANFI. Prior to becoming the Company's CFO, Mr.
                                              Strunk served in the same capacity at FNF. Mr. Strunk is a certified public accountant and is a director of ANFI and Micro General
                                              Corporation.
Robert W. Wisely.....................   55    Mr. Wisely was appointed Executive Vice President, Marketing in
                                              August 1997. Prior to that, he served as Senior Vice President,
                                              Marketing from January 1995. Mr. Wisely has been a Carl's Jr.
                                              franchisee since 1990. Prior to 1990, Mr. Wisely served as Senior
                                              Vice President, Marketing from 1985 to 1990.
John J. Dunion.......................   43    Mr. Dunion was appointed Executive Vice President, Chief
                                              Administrative Officer in February 1999. Mr. Dunion served as Senior
                                              Vice President, Purchasing since April 1998 and Vice President,
                                              Purchasing since September 1996. Prior to that, he served as Vice
                                              President, Purchasing at Unigate Restaurants, Inc. from 1993 to
                                              September 1996.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

PRINCIPLE STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of CKE's Common Stock. The following table sets forth certain information regarding persons or entities known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                                                NUMBER OF
                        STOCKHOLDER                           SHARES HELD(1)    PERCENTAGE(2)
                        -----------                           --------------    -------------
Snyder Capital Management, L.P. ............................    5,041,541           10.0%
  350 California Street Suite 1460
  San Francisco, CA 94104
Dimensional Fund Advisors...................................    4,542,500            9.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1005
First Pacific Advisors, Inc. ...............................    4,201,700            8.3%
  11400 West Olympic Boulevard, Suite 1200
  Los Angeles, CA 90064-1507

---------------
(1) All share amounts are based upon most recent SEC filings available.

(2) Calculated based on 50,501,421 shares of CKE Common Stock outstanding on April 20, 2001.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of CKE's Common Stock as of April 20, 2001, by (i) each director of CKE, (ii) CKE's Chief Executive Officer and each of its four most highly compensated executives (collectively, the "Named Executive Officers") and (iii) all directors and executive officers of CKE as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

                                            SHARES BENEFICIALLY OWNED
                                           ---------------------------
                                            COMMON       COMMON STOCK     TOTAL SHARE    PERCENTAGE OF
                  NAME                       STOCK      EQUIVALENTS(1)     OWNERSHIP      ALL SHARES
                  ----                     ---------    --------------    -----------    -------------
DIRECTORS --
  William P. Foley, II(2)(3)(4)..........    690,950       1,277,251       1,968,201          3.80%
  Carl N. Karcher........................    750,667         166,158         916,825          1.81%
  Daniel D. (Ron) Lane(3)(4).............    515,351         211,472         726,823          1.43%
  Byron Allumbaugh.......................     22,420          52,968          75,388             *
  Peter Churm............................     45,999          66,414         112,413             *
  Carl L. Karcher........................    213,291          62,784         276,075             *
  Daniel E. Ponder, Jr. .................         --              --              --             *
  C. Thomas Thompson.....................    100,938         965,751       1,067,784          2.07%
  Frank P. Willey(3).....................    336,339          62,784         399,123             *
EXECUTIVE OFFICERS --
  Andrew F. Puzder, CEO..................     53,300         181,734         235,034             *
  E. Michael Murphy......................          0          10,001          10,001             *
  Robert W. Wisely.......................     23,689         147,447         171,136             *
  Carl A. Strunk(4)......................      6,271         136,859         143,130             *
  John J. Dunion.........................      5,210         101,122         106,332             *
DIRECTORS AND OFFICERS AS A GROUP (14
  persons)...............................  2,764,425       3,442,745       6,207,170         11.52%

---------------
 *  Represents less than 1% of the Company's Common Stock.

(1) "Common Stock Equivalents" are stock options exercisable within sixty (60) days after April 20, 2001.

(2) Includes 478,705 shares held directly by Folco Development Corporation, owned and controlled by Mr. Foley.

(3) Excludes shares held by Fidelity National Financial, Inc. ("FNF") of which Messrs. Foley, Willey and Lane are directors. Messrs. Foley and Willey are also officers of FNF. FNF holds 627,155 shares (or approximately 1.16%) of outstanding CKE common stock.

(4) Excludes shares held by Cannae Limited Partnership in which Messrs. Foley, Lane, and Strunk are limited partners. The general partner of the Partnership is Bognor Regis, Inc., a Nevada corporation, of which Mr. Foley is a director. Cannae Limited Partnership holds 2,170,345 shares (or approximately 4.0%) of outstanding CKE common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CKE's executive officers and directors, and persons who own more than 10% of a registered class of CKE's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish CKE with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CKE believes that, during fiscal 2001, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

                           GOVERNANCE OF THE COMPANY

CORPORATE GOVERNANCE PRINCIPLES

     Pursuant to the Delaware General Corporation Law and the Company's bylaws, CKE's business, property and affairs are managed under the direction of the Board of Directors. Thus, the Board is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders.

     The Board selects the senior management team, which is charged with the conduct of the Company's business. Members of the Board are kept informed of the company's business through discussions with the CEO and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     None of senior management currently is a member of the Board. This composition coupled with the Directors substantive knowledge of the business facilitates the execution of one of the Board's primary functions, which is the objective oversight and monitoring of the performance of the senior management.

MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal 2001, the Board of Directors met four times. All of our Directors attended 75 percent or more of all meetings of the Board in fiscal 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

     While it is the general policy of the Company that all major decisions be considered by the Board, the Board does utilize certain committees to further perform its duties. Currently there is an Executive Committee as well as an Independent Committee. There are also four standing committees: the Audit Committee, the Compensation Committee, the Franchise Committee and the Nominating Committee. The Independent Committee, Audit Committee and Compensation Committee may only consist of outside Directors.

     EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors, comprised of Messrs. Foley, Karcher, Thompson and Lane, is empowered by the Board of Directors to take all actions that may otherwise be taken by the Board of Directors, to the extent permitted by law.

     INDEPENDENT COMMITTEE. The Independent Committee of the Board of Directors, comprised of Messrs. Allumbaugh, Churm and Willey, was formed by the Board of Directors to review and evaluate certain transactions involving the sale of restaurants to investor groups comprised of, among others, directors and executive officers of CKE.

     AUDIT COMMITTEE. The Audit Committee, whose current members are Messrs. Allumbaugh, Churm and Willey (Chairman), monitors CKE's basic accounting policies and their related system of internal control, reviews CKE's audit and management reports and makes recommendations regarding the appointment of independent auditors. See the Audit Committee Report below at page 10.

     COMPENSATION COMMITTEE. The Compensation Committee, whose current members are Messrs. Churm (Chairman), Lane and Willey, is responsible for setting annual and long-term performance goals for the Board and senior management and for evaluating subsequent performance against such goals. The Compensation Committee considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees. See the Compensation Committee Report below at page 18.

     FRANCHISE COMMITTEE. The Franchise Committee, whose current members are Messrs. Foley, Willey and Lane, considers potential repurchases of franchised restaurants.

     NOMINATING COMMITTEE. Since the last Annual Meeting, the Board has unanimously moved to form the Nominating Committee. The Nominating Committee's current members are Messrs. Foley, Churm and Lane. The Nominating Committee's major function is to find and/or recommend qualified candidates for election to the Board by CKE's stockholders. The Nominating Committee may periodically review and recommend changes in Board size and committee structure. The Nominating Committee may be delegated other functions including recommending candidates to fill corporate officerships. The Nominating Committee does not consider nominees recommended by stockholders as stockholders are permitted to directly submit Board nominees. Stockholder nominees should be submitted according to the procedures listed below in the section entitled "Future Stockholder Proposals."

     The table below provides membership and meeting information for each of the Board committees.

FISCAL 2001 COMMITTEE MEMBERSHIP & MEETINGS

           NAME              EXECUTIVE    INDEPENDENT    AUDIT    COMPENSATION    FRANCHISE    NOMINATING
           ----              ---------    -----------    -----    ------------    ---------    ----------
William P. Foley, II.......      X                                                    X               X
Carl N. Karcher............      X
Daniel D. (Ron) Lane.......      X                                      X             X               X
Byron Allumbaugh...........                    X           X
Peter Churm................                    X           X            X*                            X
Carl L. Karcher............
C. Thomas Thompson.........      X
Frank P. Willey............                    X           X*           X             X
Daniel E. Ponder, Jr.**....
MEETINGS...................      0             0           4            1             0             N/A***

---------------
*   Chair.

** Mr. Ponder's appointment to the Board fills a vacancy created when Mr. Howard Lester retired from the Board on December 28, 1999.

*** As of April 10, 2001, the Board of Directors unanimously approved the formation of the Nominating Committee. The table above reflects only committee meetings held during the fiscal year ended January 29, 2001.

                     AUDIT COMMITTEE & INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of three independent directors and operates under a written charter (set forth as Exhibit "A" to this Proxy Statement) approved and adopted by the Board of Directors in accordance with applicable rules of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

     During fiscal 2001, the Audit Committee met four times. The members of the Audit Committee are Messrs. Allumbaugh, Churm and Willey (Chairman). These members are independent as defined in the NYSE's listing standards.

AUDIT COMMITTEE REPORT

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's audited financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit

Committee also recommends to the Board of Directors the selection of the Company's independent auditors, subject to stockholder approval.

     In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 29, 2001 for filing with the SEC.

                                          AUDIT COMMITTEE

                                          Frank P. Willey (Chairman)
                                          Byron Allumbaugh
                                          Peter Churm

AUDIT FEES.

     The aggregate fees billed for services rendered by KPMG, LLP ("KPMG") for the audit of the Company's annual financial statements for the fiscal year ended January 29, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $357,769.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.

     The aggregate fees billed to the Company for services rendered by KPMG for financial information systems design and implementation for the fiscal year ended January 29, 2001 were $221,010.00.

ALL OTHER FEES.

     The aggregate fees billed for services rendered by KPMG, other than for services covered by the two preceding sections, for the fiscal year ended January 29, 2001, were $732,125.00.

AUDITOR INDEPENDENCE.

     The Audit Committee has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence and have concluded that the provision of such non-audit services does not compromise the independence of KPMG.

     Selection of an independent auditor is made by the Board of Directors upon consultation with the Audit Committee. CKE's independent auditor for the fiscal year ended January 29, 2001 was KPMG. The Board of Directors will vote upon selection of an auditor for the current fiscal year at a future Board meeting.

     Representatives of KPMG are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of KPMG also will have an opportunity to make a formal statement, if they so desire.

                      DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     For their services as directors, each non-employee director receives a base annual retainer fee of $18,000. For attendance at each special Board meeting (meetings other than quarterly Board meetings), each non-employee director receives a fee of $1,000. For attendance at Board Committee meetings which are held on a day other than the date of a scheduled Board meeting, each non-employee director receives a fee of $1,000. For participation in telephonic Board meetings or Board Committee meetings, each non-employee director receives a fee of $500. The foregoing fee structure will be the same in fiscal 2002.

     The table below provides compensation information for each of the members of the Board and Committees.

FISCAL 2001 CASH RETAINER AND MEETING FEES

           NAME               BOARD     INDEPENDENT    AUDIT    COMPENSATION    FRANCHISE    NOMINATING
           ----              -------    -----------    -----    ------------    ---------    ----------
William P. Foley, II*......       --        --          --           --            --            --
Carl N. Karcher*...........       --        --          --           --            --            --
Daniel D. (Ron) Lane.......  $18,000        --          --           --            --            --
Byron Allumbaugh...........  $18,000        --          --           --            --            --
Peter Churm................  $18,000        --          --           --            --            --
Carl L. Karcher............  $18,000        --          --           --            --            --
C. Thomas Thompson*........       --        --          --           --            --            --
Frank P. Willey............  $18,000        --          --           --            --            --
Dan E. Ponder, Jr.**.......       --        --          --           --            --

---------------
* Messrs. Foley, Karcher and Thompson received no director compensation as each of the three directors received remuneration pursuant to Company employment agreements. See Employment Agreement section below.

** As of April 17, 2001, Mr. Ponder was elected by the Nominating Committee to serve on the Board of Directors, and therefore did not receive any Board-related compensation during fiscal 2001.

EXECUTIVE COMPENSATION.

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth, for the years indicated, the compensation awarded to, earned by or paid to (i) the Chief Executive Officer of CKE and (ii) each of the four other most highly compensated executive officers (collectively with the Chief Executive Officer, the "Named Executive Officers") of CKE who were so employed by CKE as of January 29, 2001.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                            -----------------------------------    LONG-TERM
                                                                   OTHER ANNUAL   COMPENSATION    ALL OTHER
                                   FISCAL                          COMPENSATION      AWARDS      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)       (1)         OPTIONS(#)       ($)(2)
   ---------------------------     ------   ---------   --------   ------------   ------------   ------------
Andrew F. Puzder.................   2001     370,833         --       13,307        575,000         12,509
  Chief Executive Officer           2000     312,500         --       33,810         75,000             --
                                    1999     152,000     56,269        9,960         22,000             --
E. Michael Murphy................   2001     300,000         --       11,249         50,000        167,869
  EVP, General Counsel              2000     240,000         --       13,626          5,000         53,565
                                    1999     215,000     32,738        6,813             --             --
Carl A. Strunk...................   2001     202,813         --          274         30,000         14,182
  EVP, Finance                      2000     312,500         --       39,655         75,000         11,291
                                    1999     150,000     87,473       33,360         22,000          9,802

                                                    ANNUAL COMPENSATION
                                            -----------------------------------    LONG-TERM
                                                                   OTHER ANNUAL   COMPENSATION    ALL OTHER
                                   FISCAL                          COMPENSATION      AWARDS      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)       (1)         OPTIONS(#)       ($)(2)
   ---------------------------     ------   ---------   --------   ------------   ------------   ------------
Robert W. Wisely.................   2001     313,986         --        7,330         30,000          5,084
  EVP, Marketing                    2000     300,000         --       62,596         75,000             --
                                    1999     232,692    218,980       35,893         22,000             --
John J. Dunion...................   2001     250,000         --        5,244         50,000          5,273
  EVP, Chief Administrative         2000     190,000         --        9,809         62,000             --
  Officer                           1999     130,962     46,713       12,707             --          7,747

---------------
(1) "Other Annual Compensation" for fiscal 2001 includes the following amounts for Messrs. Puzder, Murphy, Wisely, Strunk and Dunion: (a) auto allowance payments of $9,594, $9,594, $1,063, $0 and $9,055, respectively, (b)
    reimbursements for medical and dental costs of $0, $1,390, 5,000, $0 and $5,032, respectively, (c) housing and travel allowances of $3,335, $0, $0, $0 and $0 respectively, and (d) payments of life insurance premiums of $378, $265, $1,267, $274 and $212, respectively.

(2) "All Other Compensation" includes matching and voluntary contributions by CKE to CKE's employee stock purchase plan for Messrs. Puzder, Wisely, Strunk and Dunion. For fiscal 2001, the amounts matched by the Company in the employee stock purchase plan were $12,509, $14,182, $5,084 and $5,273, respectively. Amounts for Mr. Murphy represent reimbursements of one-time relocation costs that were grossed-up for federal and state income taxes.

     STOCK OPTION GRANTS. The following table sets forth certain information with respect to the stock options granted during fiscal 2001 to the Named Executive Officers and the potential realizable value of such stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                         SECURITIES   PERCENTAGE OF                                          OF STOCK PRICE
                         UNDERLYING   TOTAL OPTIONS                                      APPRECIATION FOR OPTION
                          OPTIONS      GRANTED TO     EXERCISE OR                                TERM(4)
                           GRANTS     EMPLOYEES IN     BASE PRICE      EXPIRATION      ---------------------------
         NAME              (#)(1)      FISCAL YEAR    ($/SHARE)(2)       DATE(3)          5%($)         10%($)
         ----            ----------   -------------   ------------   ---------------   -----------   -------------
Andrew F. Puzder.......   200,000                        $3.31         June 14, 2010    $417,060      $1,052,580
                          375,000(5)                     $2.63       January 3, 2011    $621,338      $1,568,138
                          -------
                          575,000         23.8%
E. Michael Murphy......    20,000                        $3.31         June 14, 2010    $ 41,706      $  105,258
                           30,000                        $2.63       January 3, 2011    $ 49,707      $  125,451
                          -------
                           50,000          2.1%
Carl A. Strunk.........    20,000                        $3.31         June 14, 2010    $ 41,706      $  105,258
                           10,000                        $2.63       January 3, 2011    $ 16,569      $   41,817
                          -------
                           30,000          1.2%
Robert W. Wisely.......    20,000                        $3.31         June 14, 2010    $ 41,706      $  105,258
                           10,000                        $2.63       January 3, 2011    $ 16,569      $   41,817
                          -------
                           30,000          1.2%
John J. Dunion.........    25,000                        $3.31         June 14, 2010    $ 52,133      $  131,573
                           25,000                        $2.63       January 3, 2011    $ 41,423      $  104,543
                          -------
                           50,000          2.1%

---------------
(1) Nonqualified stock options.

(2) The fair market value of the Company's Common Stock on the date of grant.

(3) The options vest 33 1/3% on the first anniversary of the date of grant, 33 1/3% on the second anniversary of the date of grant and 33 1/3% on the third anniversary of the date of grant.

(4) Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company's Common Stock.

(5) These options vest as follows: the earlier of seven years from date of grant or (i) 100,000 options vest upon the reduction below $100,000,000 of the aggregate outstanding balance on the Company's senior bank indebtedness administered by Banque Parisbas (the "Senior Indebtedness"); (ii) 50,000 options vest upon the consummation of any restructuring or refinancing of the Senior Indebtedness; (iii) 75,000 options vest upon the date which the closing price of the Company's common stock has been $4.00 per share on any ten of 20 consecutive trading days; (iv) 75,000 options vest upon the date which the closing price of the Company's common stock has been $6.00 per share on any ten of 20 consecutive trading days; (iii) 75,000 options vest upon the date which the closing price of the Company's common stock has been $8.00 per share on any ten of 20 consecutive trading days.

     OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth certain information with respect to stock options exercised during fiscal 2001 and year-end stock option values for each of the Named Executive Officers.

                       AGGREGATED STOCK OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                 JANUARY 29, 2001           AT JANUARY 29, 2001(1)
                         SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)         ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   --------------   -----------   -------------   -----------   -------------
Andrew F. Puzder.......     --               --               113,526        599,999          $0          $198,750
E. Michael Murphy......     --               --                 3,334         51,666          $0          $ 15,900
Carl A. Strunk.........     --               --               221,730         54,999          $0          $  5,300
Robert W. Wisely.......     --               --               113,526         54,999          $0          $  5,300
John J. Dunion.........     --               --                76,122         70,666          $0          $ 13,250

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $ 3.16, the closing price of the Company's Common Stock on January 29, 2001.

EMPLOYMENT AGREEMENTS

     ANDREW F. PUZDER. On April 9, 1999, CKE entered into a three-year employment agreement with Andrew F. Puzder. On January 3, 2001, Mr. Puzder entered into an Amendment to Employment Agreement, pursuant to which, among other things, Mr. Puzder agreed to serve as President and Chief Executive Officer of the Company for an extended term, ending on April 9, 2004. Mr. Puzder's annual base salary under this agreement, as amended, is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Puzder's agreement, as amended, also provides for annual cash bonuses during his employment term. Mr. Puzder did not receive a bonus for the fiscal year ended January 29, 2001. For fiscal 2002 and all subsequent years, Mr. Puzder's annual bonus will be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Mr. Puzder shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company's net income over the 15% base increase, Mr. Puzder's annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Puzder's minimum annual base salary. If net income increases less than 15% or decreases, Mr. Puzder will not receive a bonus for that year. The employment agreement entitled Mr. Puzder to participate in CKE's stock incentive plan and granted him an option to purchase 50,000 shares under CKE's 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the Employment Agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Puzder's employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Puzder's minimum annual base salary then in effect times two, plus annual bonus assuming a 30% increase in net income (100% of employee's minimum annual base salary times two), and maintain for one year any benefits plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Puzder's termination, the agreement, as amended, shall obligate the Company to pay Mr. Puzder, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 200% of Mr. Puzder's annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Puzder's legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Puzder's death.

     ROBERT W. WISELY. On April 9, 1999, CKE entered into a three-year employment agreement with Robert W. Wisely. Mr. Wisely's annual base salary under this agreement is $300,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Wisely's agreement also provides for annual cash bonuses during his employment term. Mr. Wisely did not receive a bonus for the fiscal year ended January 20, 2001. For fiscal 2002 and all subsequent years, Mr. Wisely's annual bonus will be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Mr. Wisely shall receive a bonus equal to 25% of his then current annual base salary. For each 5% increase in the Company's net income over the 15% base increase, Mr. Wisely's annual bonus will increase by an amount equal to 25% of his annual base salary. In no event shall the annual bonus exceed 100% of Mr. Wisely's minimum annual base salary. If net income increases less than 15% or decreases, Mr. Wisely will not receive a bonus for that year. The employment agreement entitled Mr. Wisely to participate in CKE's stock incentive plan and granted him an option to purchase 50,000 shares under CKE's 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the employment agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Wisely's employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Wisely's minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (100% of employee's minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Wisely was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Wisely's termination, the Company shall pay Mr. Wisely, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 100% of Mr. Wisely's annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Wisely was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Wisely's legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Wisely's death.

     CARL A. STRUNK. On April 9, 1999, CKE entered into a three-year employment agreement with Carl A. Strunk. Mr. Strunk's annual base salary under this agreement is $312,500 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Strunk's agreement also provides for annual cash bonuses during his employment term. Mr. Strunk did not receive a bonus for the fiscal year ended January 29, 2001. For fiscal 2002 and all subsequent years, Mr. Strunk's annual bonus will be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Mr. Strunk shall receive a bonus equal to 25% of his then current annual base salary. For each 5% increase in the Company's net income over the 15% base increase, Mr. Strunk's annual bonus will increase by an amount equal to 25% of his annual base salary. In no event shall the annual bonus exceed 100% of Mr. Strunk's minimum annual base salary. If net income increases less than 15% or decreases, Mr. Strunk will not receive a bonus for that year. The employment agreement entitled Mr. Strunk to participate in CKE's stock incentive plan and granted him an option to purchase 50,000 shares under CKE's 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the employment agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement allows Mr. Strunk to fulfill duties with certain other public companies including SBRG, FNF and ANFI. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Strunk's employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Strunk's minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (100% of employee's minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Strunk was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Strunk's termination, the Company shall pay Mr. Strunk, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 100% of Mr. Strunk's annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Strunk was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Strunk's legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Strunk's death.

     JOHN J. DUNION. On April 9, 1999, CKE entered into a three-year employment agreement with John J. Dunion. Mr. Dunion's fiscal 2001 base salary under this agreement is $250,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Dunion's agreement also provides for annual cash bonuses during his employment term. Mr. Dunion did not receive a bonus for the fiscal year ended January 29, 2001. For fiscal 2002 and all subsequent years, Mr. Dunion's annual bonus will be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Mr. Dunion shall receive a bonus equal to 25% of his then current annual base salary. For each 5% increase in the Company's net income over the 15% base increase, Mr. Dunion's annual bonus will increase by an amount equal to 25% of his annual base salary. In no event shall the annual bonus exceed 100% of Mr. Dunion's minimum annual base salary. If net income increases less than 15% or decreases, Mr. Dunion will not receive a bonus for that year. The employment agreement entitled Mr. Dunion to participate in CKE's stock incentive plan and granted him an option to purchase 50,000 shares under CKE's 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the employment agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Dunion's employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Dunion's minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (100% of employee's minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Dunion was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Dunion's termination, the Company shall pay Mr. Dunion, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 100% of Mr. Dunion's annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Dunion was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Dunion's legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Dunion's death.

     WILLIAM P. FOLEY, II. On April 9, 1999, CKE entered into a five-year employment agreement with William P. Foley II, pursuant to which Mr. Foley agreed to serve as Chairman of the Board and Chief Executive Officer. Mr. Foley's annual base salary under this agreement is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors.. Mr. Foley resigned as Chief Executive Officer in March 2000. As a result, his annual base salary under the Employment Agreement is currently $400,000. Mr. Foley's agreement also provides for annual cash bonuses during his employment term. Mr. Foley did not receive a bonus for the fiscal year ended January 29, 2001. For fiscal 2002 and all subsequent years, Mr. Foley's annual bonus will be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Mr. Foley shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company's net income over the 15% base increase, Mr. Foley's annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Foley's minimum annual base salary. If net income increases less than 15% or decreases, Mr. Foley will not receive a bonus for that year. The employment agreement entitled Mr. Foley to participate in CKE's stock incentive plan and granted him an option to purchase 200,000 shares under CKE's 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the employment agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement allows Mr. Foley to fulfill duties with certain other public companies including FNF, SBRG, Checkers and ANFI. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Foley's employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Foley's minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (200% of employee's minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Foley's termination, the Company shall pay Mr. Foley, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 200% of Mr. Foley's annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Foley's legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Foley's death.

     C. THOMAS THOMPSON. On April 9, 1999, CKE entered into a five-year employment agreement with C. Thomas Thompson. In accordance with the provisions of an amendment to the employment agreement, Mr. Thompson's annual base salary was reduced to $250,000, effective on September 6, 2000, and the employment term was reduced. Mr. Thompson's employment with the Company terminated on January 31, 2001. Mr. Thompson's agreement also provided for annual cash bonuses during his employment term. Mr. Thompson did not receive a bonus for the fiscal year ended January 29, 2001. 90 days from Mr. Thompson's death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2001, the members of CKE's Compensation Committee were Messrs. Churm, Lane and Willey. None of the foregoing was an officer, a former officer or employee of CKE during fiscal 2001. No CKE executive officer served as a director of a company for which Messrs. Churm, Lane and/or Willey served as an executive officer.

     During the same period, Mr. Foley served as Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. ("FNF") and Chairman of the Board of Santa Barbara Restaurant Group, Inc. ("SBRG"), Mr. Lane served as a director of FNF and Mr. Willey served as Vice-Chairman of FNF and a director of SBRG.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 29, 2001

     The Committee, currently comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of CKE (each, an "Executive Officer"), including the Named Executive Officers. Set forth below is a report submitted by the Committee addressing compensation policies for fiscal 2001 as they affected the following persons:

          (i) Andrew F. Puzder, Chief Executive Officer of CKE, and (ii) the other Executive Officers. On September 7, 2001, Mr. C. Thomas Thompson resigned as Chief Executive Officer of CKE and was succeeded by Mr. Puzder.

     COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified and experienced executives. With respect to equity-based compensation, the Committee believes that an integral part of CKE's compensation program is the ownership and retention of CKE's Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in CKE, the value of which is dependent on CKE's long-term success, a commonality of interests between CKE's Executive Officers and its stockholders is fostered. The following employment contracts are currently in effect for the CEO and other Executive Officers: Andrew F. Puzder, April 9, 1999, as amended January 2, 2001;
E. Michael Murphy (no employment agreement); Robert W. Wisely, April 9, 1999; Carl A. Strunk, April 9, 1999; John J. Dunion, April 9, 1999 and William P. Foley, II, April 9, 1999.

     RELATIONSHIP OF PERFORMANCE TO COMPENSATION. Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus and stock options. The significant factors considered in establishing the components of each Executive Officer's compensation package for fiscal 2001 are summarized below. The Committee, in its discretion, may apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

     Base Salary. The base salary for each Executive Officer is set on the basis of personal performance, the salary levels in effect for comparable positions with CKE's principal competitors (including, but not limited to, CKE's self-determined peer group set forth in the "Stock Performance Graph") and CKE's financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to CKE's financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

     Cash Bonus. Annual bonuses are earned by each Executive Officer on the basis of CKE's achievement of earnings per share increases based on targets established at the start of each fiscal year and on the basis of the particular Executive Officer's duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. The Committee assesses CKE and individual performance against the established targets and provides for bonuses based on the targeted performance levels actually achieved. CKE did not achieve the targeted levels of earnings per share growth for fiscal 2001, and no bonuses were paid to CKE's executive officers for fiscal 2001.

     Stock Options. Stock option grants motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of CKE's shares of Common Stock appreciates, thereby aligning a substantial part of the Executive Officer's compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer's continued employment with CKE. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by CKE and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with CKE, internal comparability with option grants made to other CKE executives and the individual's potential for future responsibility and promotion over the option term. The Committee has established an award program which takes into account the level of responsibility in the organization and total compensation compared to comparable companies in making option grants to the Executive Officers, in an attempt to target a fixed number of unvested option shares based upon the individual's position with CKE and the Executive Officer's existing holdings of unvested options. As such, the award of stock options requires subjective judgment as to the amount of the option. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Andrew F. Puzder became CKE's Chief Executive Officer on September 7, 2000. Pursuant to an amendment to his employment agreement with the Company, in October 2000, Mr. Puzder's annual salary was increased to $500,000. In July 1997, Mr. Puzder was employed by the Company as Executive Vice President, General Counsel. In August, 1998 Mr. Puzder's duties were expanded to include the position of Executive Vice President, Franchising. Mr. Puzder's annual salary ranged from $150,000 in 1997 to $350,000 in September 2000.

     CORPORATE DEDUCTION FOR COMPENSATION. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company's policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company's overall compensation philosophy. Accordingly, the Company will authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its stockholders.

Dated: April 20, 2001                     COMPENSATION COMMITTEE

                                          Peter Churm (Chairman)
                                          Daniel D. (Ron) Lane
                                          Frank P. Willey

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                            STOCK PERFORMANCE GRAPH

                            ------------------------

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL STOCKHOLDER RETURN
                 AMONG CKE RESTAURANTS, INC., S&P 500 INDEX AND
                    SELECTED RESTAURANT PEER GROUP INDEX(1)

     This graph compares the Company's cumulative total return to stockholders during the past five years with that of the S&P 500 Index and a Selected Restaurant Peer Group Index. In past years, such comparison has been made with the Russell 2000 Index and a Selected Restaurant Peer Group Index. The Company selected four quick-service restaurants with similar menu offerings and complimentary geographic markets.

                              (PERFORMANCE GRAPH)

         --------------------------------------------------------------------------------
                                Jan 96    Jan 97    Jan 98    Jan 99    Jan 00    Jan 01
         --------------------------------------------------------------------------------
          CKE Restaurants,
           Inc.                 $100.00   $191.87   $448.11   $265.65   $72.58    $ 36.01
          S&P 500 Index         $100.00   $126.34   $160.34   $212.43   $234.41   $238.48
          Peer Group            $100.00   $92.35    $96.84    $159.28   $144.23   $123.26
         --------------------------------------------------------------------------------

---------------
(1) Peer Group is comprised of the following companies: Jack in the Box, Inc., McDonalds Corp., Tricon Global Restaurants, and Wendy's International, Inc.

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                    TRANSACTIONS WITH OFFICERS AND DIRECTORS

     CHECKERS DRIVE-IN RESTAURANT, INC. Mr. Foley is a director of Checkers. CKE beneficially owns approximately 9.2%, of the outstanding shares of Checkers Common Stock, and CKE and FNF hold warrants to purchase 612,536 shares and 357,556 shares, respectively, of Checkers Common Stock.

     SANTA BARBARA RESTAURANT GROUP, INC. CKE paid $644,366 in royalty, advertising and franchise fees to SBRG in fiscal 2001. Carl Karcher Enterprises, Inc. has agreements with SBRG for the dual branding of Carl's Jr. with The Green Burrito. William P. Foley, II, the Company's Chairman also serves as the Chairman of Santa Barbara Restaurant Group, Inc. ("SBRG"). Frank P. Willey, serves as a director of SBRG. Andrew F. Puzder, CKE's chief executive officer, is also a director of SBRG and previously served as SBRG's chief executive officer. FNF is the beneficial owner of approximately 41% of the outstanding shares of SBRG. CKE previously owned approximately 9% of the outstanding common stock of SBRG. During fiscal, 2001, the Company sold all of its shares in SBRG to a third party.

     FIDELITY NATIONAL FINANCIAL, INC. Fidelity National Financial, Inc. ("FNF") owns 627,155 shares of the Company's common stock. William P. Foley, II, the Company's Chairman also serves as the Chairman and chief executive officer of FNF. Daniel D. (Ron) Lane, the Company's Vice-Chairman serves as an FNF director as well as a member of FNF's audit committee and compensation committee. Frank
P. Willey, a CKE director, is the Vice-Chairman of FNF as well as an executive vice president. Andrew F. Puzder, CKE's chief executive officer, formerly served as an executive vice president of FNF.

     CARL N. KARCHER. CKE leases the land and buildings, which include the headquarters of CKE, its distribution center and one restaurant location in Carl Karcher Plaza, located at 401 West Carl Karcher Way, Anaheim, California, from Carl N. Karcher, as co-trustee of the Carl N. Karcher and Margaret M. Karcher Trust (the "Trust"). The term of the lease expires in April 2008, and CKE has the option to renew the lease for two additional five-year terms. The lease was amended in March 1999, increasing the land area of the restaurant and distribution center parcels, and increasing the rent and general insurance requirements. The current rent under this lease is: (a) $15,580 per month and 6.5% of annual gross sales in excess of $2,436,369 for the restaurant; (b) $89,131 per month for the distribution center, subject to adjustment every five years; and (c) $21,296 per month for the headquarters offices, subject to adjustment every five years. CKE also leases two adjacent parcels of land in Carl Karcher Plaza from the Trust which are being utilized by CKE for its training facilities and distribution center parking and storage. The rent is $5,987 per month for one parcel and $6,875 per month for the other parcel, both subject to adjustment every five years. The term for one lease expires in April 2003 and the other lease expires in April 2008. CKE has the option to renew each of these leases for one additional five-year term. The aggregate rents paid by CKE to the Trust for the corporate offices and adjacent facilities during fiscal 2001 were $1,410,882.

     CKE presently has two leases with the Trust with respect to two restaurant properties. The minimum monthly rental is the greater of $6,799 or 5.5% of annual gross sales in one of the leases, and a minimum monthly rental for improvements of $2,871 or 4% of annual gross sales, and a fixed monthly rental of $5,699 for the land in the other lease. The leases expire in May 2004 and May 2010. The aggregate rents paid by CKE to the Trust for these two restaurant properties during fiscal 2001 were $255,230.

     In January 1994, CKE entered into an Employment Agreement with Carl N. Karcher which was amended in November 1997 and expires December 31, 2003. The Employment Agreement, as amended, provides that Mr. Karcher will be employed as the Chairman Emeritus of the Board and as a non-executive officer reporting to the Chief Executive Officer at a base salary of $400,000. If Mr. Karcher is terminated or exercises his right to terminate employment following a change in control of CKE resulting from a merger, sale of assets or acquisition, Mr. Karcher becomes entitled to payments due under the agreement as they become due for the remainder of the term without the obligation of further services. The Employment Agreement, as amended, also provides for a retirement benefit for Mr. Karcher in the amount of $200,000 per year for life after the end of the employment term, eligibility to participate in any management incentive compensation bonus pool plans, death benefits to include payment of any compensation due Mr. Karcher to his estate for services rendered prior to the date of his death, payment of Mr. Karcher's base salary to

Mrs. Karcher for one full year following his death and, thereafter, payment of Mr. Karcher's retirement benefits to Mrs. Karcher for the remainder of her life.

     JCK, Inc. ("JCK") is a franchisee of CKE and currently operates 12 Carl's Jr. restaurants. Joseph C. Karcher is a son of Carl N. Karcher and an affiliate of JCK. JCK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to four additional Carl's Jr. restaurants at varying times between 2001 and 2004. JCK paid an aggregate of $45,000 to CKE in franchise fees in fiscal 2001. In connection with the operation of its 12 franchised restaurants, JCK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $2,403,118. During fiscal 2001, JCK paid royalty fees of $304,363, and advertising and promotional fees of $413,665, for all 12 restaurants combined.

     Wiles Restaurants, Inc. ("Wiles") is a franchisee of CKE and currently operates nine Carl's Jr. restaurants, two of which are Carl's Jr./Green Burrito dual-brand restaurants. Anne M. Wiles is the daughter of Carl N. Karcher and an affiliate of Wiles. Wiles is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to three additional Carl's Jr. restaurants at varying times between 2001 and 2004. In connection with the operation of its nine franchised restaurants, Wiles regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $2,627,173. During fiscal 2001, Wiles paid royalty fees of $358,820, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $388,538, for all nine restaurants combined. Wiles is also a lessee of CKE with respect to one restaurant location. Minimum monthly rental payments equal $10,270. The lease expires in August 2011. The rents paid under this lease during fiscal 2001 aggregated $123,240.

     Sierra Surf Connection, Inc. ("SSC") is a franchisee of CKE and currently operates four Carl's Jr. restaurants. Anne M. Wiles is the daughter of Carl N. Karcher and an affiliate of SSC. In connection with the operation of its four franchised restaurants, SSC regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $1,115,928. During fiscal 2001, SSC paid royalty fees of $137,503, and advertising and promotional fees of $159,459, for all four restaurants combined. SSC is also a lessee of CKE with respect to one restaurant location. Rental payments equal a percentage of annual gross sales of the restaurant of 5% or minimum monthly rental payments of $4,469. The lease expires in January 2003. The rents paid under this lease during fiscal 2001 aggregated $26,814.

     Estrella del Rio Grande, L.L.C. ("ERG") is a franchisee of CKE and currently operates three Carl's Jr. restaurants. Anne M. Wiles, the daughter of Carl N. Karcher, is an affiliate of ERG. ERG, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to eight additional Carl's Jr. restaurants at varying times between 2001 and 2005. ERG paid CKE an aggregate of $30,000 in franchise fees in fiscal 2001. In connection with the operation of its three franchised restaurants, ERG regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $16,747. During fiscal 2001, ERG paid royalty fees of $46,165, and advertising and promotional fees of $105,119, for its three restaurants combined.

     MJKL Enterprises, L.L.C. ("MJKL") is a franchisee of CKE. Margaret LeVecke, the daughter of Carl N. Karcher, is an affiliate of MJKL. MJKL currently has no Carl's Jr. restaurants in operation. In fiscal 2001, MJKL entered into a Development Agreement with CKE, pursuant to which MJKL is obligated to develop and become a franchisee with respect to three Carl's Jr. Restaurants at varying times between 2001 and 2004. MJKL paid an aggregate of $30,000 to CKE in development fees in fiscal 2001.

     Bernard Karcher Investments, Inc. ("BKI") is a franchisee of CKE and currently operates 12 Carl's Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of BKI. In connection with the operation of its 12 franchised restaurants, BKI regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $3,943,656. During fiscal 2001, BKI paid royalty fees of $550,194, and advertising and promotional fees of $614,772, for all 12 restaurants combined. BKI is also a lessee of CKE with respect to two restaurant locations. Minimum monthly rental payments equal $9,600 on one lease, and a percentage of gross sales of the restaurant ranging from 7.5% to 10% on the other. The leases expire in January 2006 and September 2012. The rentals paid under these two leases during fiscal 2001 aggregated $167,440.

     B&J, L.L.C. ("B&J") is a franchisee of CKE and currently operates six Carl's Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of B&J. B&J paid an aggregate of $15,000 in franchise fees to CKE in fiscal 2001. In connection with the operation of its six franchised restaurants, B&J regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $1,565,845. During fiscal 2001, B&J paid royalty fees of $192,810, and advertising and promotional fees of $256,279, for all six restaurants combined. B&J is also a lessee of CKE with respect to one restaurant location. Rental payments equal the greater of $3,900 per month or 4% of annual gross sales. This lease expires in January 2018. Total rents paid under this lease during fiscal 2001 aggregated $50,916.

     CARL L. KARCHER. CLK, Inc. ("CLK") is a franchisee of CKE and currently operates 24 Carl's Jr. restaurants, six of which are Carl's Jr./Green Burrito dual-brand restaurants. Carl L. Karcher is a son of Carl N. Karcher, a director of CKE, and an affiliate of CLK. In connection with the operation of its 24 franchised restaurants, CLK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $7,235,831. During fiscal 2001, CLK paid royalty fees of $913,387, including royalties fees paid to CKE for the Green Burrito dual-brand restaurants, and advertising and promotional fees of $972,605, for all 24 restaurants combined. CLK is also a lessee of CKE with respect to 13 restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 5% to 8%, and/or minimum monthly rentals ranging from $4,157 to $7,694. The leases expire between November 2002 and June 2011. The rents paid under these leases during fiscal 2001 aggregated $921,887. CLK also licenses one restaurant from CKE under which CLK is obligated to remit 50% of the restaurant's net profit to CKE. During fiscal 2001, CLK paid CKE $107,529 under this license agreement.

     CLK New-Star, L.P. ("New-Star") is a franchisee of CKE and currently operates two Carl's Jr. restaurants. Carl L. Karcher is a son of Carl N. Karcher, a director of CKE and an affiliate of New-Star. New Star , pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to 13 additional Carl's Jr. restaurants at varying times between 2001 and 2005. New-Star paid an aggregate of $30,000 to CKE in franchise fees in fiscal 2001. In connection with the operation of its two franchised restaurants, New Star regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $33,884. During fiscal 2001, New Star paid royalty fees of $29,471, and advertising and promotional fees of $88,486, for its two restaurants combined.

     Border Star de Mexico S. de R.L. de C.V. ("BSM") is a licensee of CKE and currently operates one Carl's Jr. restaurant. Carl L. Karcher is a son of Carl
N. Karcher, a director of CKE and an affiliate of BSM. BSM, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to four additional Carl's Jr. restaurants at varying times between 2001 and 2004. BSM paid an aggregate of $15,000 to CKE in franchise fees in fiscal 2001. BSM's one restaurant opened in November 2000. Royalty fees and advertising and promotional fees accrued in fiscal 2001 were paid in fiscal 2002.

     KWK Foods, L.L.C. ("KWK") is a franchisee of CKE and currently operates 10 Carl's Jr. restaurants, one of which is a Carl's Jr./Green Burrito dual-brand restaurant. Carl L. Karcher is a son of Carl N. Karcher, a director of CKE and an affiliate of KWK. Joseph C. Karcher is a son of Carl N. Karcher and an affiliate of KWK. Gary Wiles is a son-in-law of Carl N. Karcher and an affiliate of KWK. KWK paid an aggregate of $30,000 to CKE in franchise fees in fiscal 2001. KWK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to three additional Carl's Jr. restaurants at varying times between 2001 and 2004. In connection with the operation of its 10 franchised restaurants, KWK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $2,428,893. During fiscal 2001, KWK paid royalty fees of $298,380, including royalties paid to CKE for its Green Burrito dual-brand restaurant, and advertising and promotional fees of $397,942, for all 10 restaurants combined. KWK was also a lessee of CKE with respect to three restaurant locations during fiscal 2001. Rental payments equal a percentage of annual gross sales of the restaurants ranging from 0% to 1% and/or fixed monthly rentals ranging from $4,583 to $8,183. The leases expire between October 2015 and February 2018. Total rents paid under these three leases during fiscal 2001 aggregated $218,888.

     C. THOMAS THOMPSON. TWM Industries ("TWM") is a franchisee of CKE and currently operates 17 Carl's Jr. restaurants, five of which are Carl's Jr./Green Burrito dual-brand restaurants. C. Thomas Thompson, a director of CKE, is an affiliate of TWM. TWM, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to six additional Carl's Jr. restaurants at varying times between 2001 and 2003. In connection with the operation of its 17 franchised restaurants, TWM regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $4,481,427. During fiscal 2001, TWM paid royalty fees of $685,071, including royalties paid to CKE for the Green Burrito dual-brand restaurants, and advertising and promotional fees of $874,111, for all 17 restaurants combined. TWM was also a lessee of CKE with respect to eight restaurant locations during fiscal 2001. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 3.5% to 8% and/or a minimum monthly rental ranging from $4,266 to $8,056. The leases expire between August 2001 and December 2013. Total rents paid under these eight leases during fiscal 2001 aggregated $570,519.

     The Chowchilla Connection, L.L.C. ("Chowchilla") is a franchisee of CKE and currently operates eight Carl's Jr. restaurants, six of which are Carl's Jr./Green Burrito dual-brand restaurants. C. Thomas Thompson, a director of CKE, is an affiliate of Chowchilla. In connection with the operation of its eight franchised restaurants, Chowchilla regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $1,645,116. During fiscal 2001, Chowchilla paid royalty fees of $181,017, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $212,719. Chowchilla was also a lessee of CKE with respect to five restaurant locations during fiscal 2001. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 3% to 6% and/or minimum monthly rentals ranging from $6,000 to $8,020. The leases expire between July 2010 and September 2018. Total rents paid under these five leases during fiscal 2001 aggregated $230,661.

     DANIEL D. (RON) LANE. M & N Foods, L.L.C. ("M & N") is a franchisee of CKE and currently operates 18 Carl's Jr. restaurants, six of which are Carl Jr./Green Burrito dual-brand restaurants. Daniel D. ("Ron") Lane is a director of CKE and an affiliate of M & N. M & N, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchise with respect to five additional Carl's Jr. restaurants at varying times between 2001 and 2005. In connection with the operation of its 18 restaurants, M&N regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $2,842,562. During fiscal 2001, M&N paid royalty fees of $650,399, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $801,476. M&N was also a lessee of CKE with respect to its 18 restaurant locations during fiscal 2001. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 0% to 5% and/or minimum monthly rentals ranging from $3,517 to $15,720. The leases expire between May 2002 and November 2022. Total rents paid under these 18 leases during fiscal 2001 aggregated $1,057,326.

     ROBERT W. WISELY. R.W.W., Inc. ("RWW") is a franchisee of CKE and currently operates eight Carl's Jr. restaurants. Robert W. Wisely, an Executive Officer of CKE, is an affiliate of RWW. In connection with the operation of its eight restaurants, RWW regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2001, these purchases totaled approximately $2,842,562. During fiscal 2001, RWW paid royalty fees of $365,671 and advertising and promotional fees of $502,611, for all eight restaurants combined. RWW is also a lessee of CKE with respect to six restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 4% to 8% and/or minimum monthly rentals ranging from $10,084 to $10,382. The leases expire between February 2004 and July 2006. Total rents paid under these six leases during fiscal 2001 aggregated $662,618.

                                    *  *  *

     CKE has a limited-term guarantee with an independent third party on behalf of certain of its Carl's Jr. franchisees. CKE agreed to guarantee the payment obligations of RWW, ERG, BKI, Wiles, JCK and KWK under these arrangements in fiscal 2001 up to a maximum amount of $ 93,667.

     Restaurants leased from related parties generally were constructed by CKE on land purchased or leased by CKE. The properties were then sold to these parties and leased back by CKE. CKE believes that these sale and leaseback arrangements are at rental rates generally similar to those with unaffiliated third parties. The foregoing franchise and lease arrangements are on terms generally similar to those with unaffiliated parties.

                                 OTHER BUSINESS

     PRESENTED BY MANAGEMENT. Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed Proxy Card will vote thereon in accordance with their best judgment.

     PRESENTED BY STOCKHOLDERS. As no nominations and/or proposals were timely submitted to the Company, there are no matters proposed by stockholders which are to be acted/voted upon.

                          FUTURE STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the annual meeting in the year 2002 must deliver the proposal to the Corporate Secretary at 401 West Carl Karcher Way, Anaheim, California 92801:

          1. Not later than January 11, 2002, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8(e)(2) under the Securities Exchange Act of 1934.

          2. Not later than March 14, 2002 (based on a tentative Annual Meeting date of June 11, 2002), if the proposal is submitted pursuant to CKE's bylaws, in which case we are not required to include the proposal in our proxy materials.

     Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business; (c) the class and number of shares of CKE which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. In addition, the stockholders making such proposal shall promptly provide any other information reasonably requested by CKE.

                             CKE RESTAURANTS, INC.

                                  APPENDIX "A"

                                    CHARTER
                                     OF THE
                                AUDIT COMMITTEE
                                     OF THE
                             CKE RESTAURANTS, INC.
                            BOARD OF DIRECTORS, INC.

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee (hereinafter sometimes referred to as the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, and accounting.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange ("NYSE"). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. The NYSE requires annual written affirmation of the Audit Committee independence. The criteria for assessing independence are:

          1. Former employees and family members of former employees. Must be a minimum of three years since employment with the Company, except that NYSE rules allow one former employee or one family member of a former employee, with less than three years separation, to be an audit committee member if it is determined by the Board to be in the Company's best interest.

          2. Business Relationships. If a director's employer receives revenue in excess of $200,000 per year, or five (5%) percent of its total revenue from the Company, the director is not considered independent.

          3. Cross-directorships. An audit committee member's compensation cannot be impacted by an employee of the Company.

     All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If the Chairman of the Audit Committee (the "Committee Chairman") is not designated or present, the members of the Committee may designate a Committee Chairman by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Committee Chairman, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission ("SEC") regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9 below). The Committee Chairman may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board. The Committee shall review the independence and performance of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors. Review and approve requests for significant management consulting engagements to be performed by the independent auditors' firm and be advised of any other significant study undertaken at the request of management that is beyond the scope of the audit engagement letter.

     7. On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors' audit plan. Discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department and Legal Compliance

     11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     12. Review the appointment, performance, and replacement of the senior internal audit executive.

     13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other Audit Committee Responsibilities

     15. Annually prepare a report to stockholders as required by the SEC. The report should be included in the Company's annual proxy statement.

     16. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

     Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

PROXY

                             CKE RESTAURANTS, INC.
                           401 WEST CARL KARCHER WAY
                           ANAHEIM, CALIFORNIA 92801
                               ________________

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF CKE RESTAURANTS, INC.

The undersigned hereby appoints Andrew F. Puzder and E. Michael Murphy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of CKE Restaurants, Inc. Common Stock held of record by the undersigned on April 20, 2001, at the Annual Meeting of Shareholders to be held on June 12, 2001 and any postponements or adjournments thereof.

In order to be effective, completed proxy cards should be received at the following address by 8:30 a.m. (EDT) on Tuesday, June 12, 2001:

                             CKE Restaurants, Inc.
                          c/o Mellon Investor Services
                         Midtown Station, P.O. Box 946
                         New York, New York 10138-0727


   PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                            PLEASE MARK
                                                           YOUR VOTE AS
                                                           INDICATED IN   [X]
                                                            THE EXAMPLE

                                                            FOR                     WITHHOLD
                                                     all of the nominees           AUTHORITY
                                                    listed below except as       to vote for all
                                                    withheld to the contrary    nominees listed below
                                                           below
1. Election of Directors:
   (Instruction: To withhold authority to vote for          [ ]                       [ ]
   any individual nominee strike a line through the
   nominee's name in the list below.)

   Nominees: 01-Byron Allumbaugh
             02-Carl L. Karcher
             03-Frank P. Wiley

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

   By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services. Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. Please disregard if you have previously provided your consent decision.
   [ ]

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ABOVE, AND IN THEIR DISCRETION ON MATTERS DESCRIBED IN ITEM 2.

                                                      YES         NO
   DO YOU PLAN TO ATTEND THE MEETING?                 [ ]         [ ]

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


   Signature(s)______________________________________ Dated:______________, 2001

   Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

   YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


          Internet                                   Telephone                    Mail
http://www.proxyvoting.com/ckr                    1-800-840-1208

Use the internet to vote your             Use any touch-tone telephone              Mark, sign and
proxy. Have your proxy card in            to vote your proxy. Have your            date your proxy
hand when you access the web               proxy card in hand when you             card and return
site. You will be prompted to     OR      call. You will be prompted to     OR       it in the
enter your control number,                 enter your control number,             enclosed postage-
located in the box below, to                located in the box below,               paid envelope.
create and submit an                      and then follow the directions
electronic ballot.                                     given.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.